CPI AEROSTRUCTURES, INC. 8-K

Exhibit 10.1

SIXTH AMENDMENT AND WAIVER

TO AMENDED AND RESTATED CREDIT AGREEMENT

SIXTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”) entered into as of August 24, 2020 by and among CPI AEROSTRUCTURES, INC. (the “Borrower”), BANKUNITED, N.A., a national banking association, as Sole Arranger, Agent and a Lender, BNB BANK, a New York banking corporation, as a Lender (“BNB”), and the other financial institutions from time to time parties thereto as lenders (collectively, the “Lender”), and BANKUNITED, N.A., a national banking association, as administrative agent and collateral agent for the Lender thereunder (in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively and each an “Agent”).

WHEREAS, the Borrower, the Agent and each Lender are parties to that Amended and Restated Credit Agreement dated as of March 24, 2016, as amended by that First Amendment and Waiver to Amended and Restated Credit Agreement dated as of May 9, 2016, as further amended by that Second Amendment to Amended and Restated Credit Agreement dated as of July 13, 2017, as further amended by that Third Amendment and Waiver to Amended and Restated Credit Agreement dated as of August 15, 2018, as further amended by that Fourth Amendment dated as of December 20, 2018, and as further amended by that Fifth Amendment to Amended and Restated Credit Agreement dated as of June 25, 2019 as same may be hereafter amended and modified (collectively, the “Agreement”); and

WHEREAS, due to certain non-compliance with respect to ASC Topic 606 for percentage of completion accounting, Borrower is required to restate its financial statements as of the end of each fiscal quarter for the 2018 and 2019 fiscal years (the “Restatement”);

WHEREAS, the Borrower has requested that the Agent and each Lender (i) amend certain provisions of the Agreement, and (ii) waive certain covenant non-compliance under the Agreement caused by, inter alia, the Restatement; and

WHEREAS, the Agent and each Lender are willing to accede to such request to (i) amend certain provisions of the Agreement, and (ii) subject to the limitations herein, waive certain covenant non-compliance under the Agreement, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.            All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement. This Amendment and the Notes executed in the connection herewith constitute Loan Documents.

2.            Subject to the terms and conditions hereof, the Agreement is hereby amended as follows:

(a)       Section 1.1 of the Agreement (Defined Terms) is amended by deleting the following definitions and substituting the following therefor:

“Aggregate Revolving Credit Maximum Amount”: shall mean the principal amount of up to $24,000,000.00.

“Applicable Margin”: means, from time to time with respect to Revolving Credit Loans and Term Loans and the fees payable under Section 3.5(a), the following percentages per annum:

Eurodollar Rate Margin	Base Rate Margin	Commitment Fee
3.25%	0.75%	0.50%

“Closing Date”: the first date that all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 10.1, or, in the case of the Term Loan, the 2020 Effective Date.

“EBITDA”: means:

(I)         for the fiscal periods ended 6/30/16, 9/30/16 and 12/31/16, an amount equal to Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such measurement period) minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Net Income (in each case of or by the Borrower and its Subsidiaries for such measurement period), and (iii) the sum of all non-recurring reimbursement and termination payments including (without limitation) all A-10 Contract Reimbursement Payments, Contract Termination Payments and A-10 2015 REA Payments and plus (c) the additional costs to complete 38 additional shipsets with respect to the Boeing A-10 Wing Replacement Program in the approximate aggregate amount not to exceed $15,300,000; and

(II)        at any date of determination other than as described in clause (I) above, an amount equal to Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period (excluding the proceeds of the PPP Loan or any conversion of same to income after forgiveness), plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such measurement period) and (v) expenses reducing such Net Income which do not represent a cash item in such period or any future period relating to equity based compensation and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits (ii) all non-cash items increasing Net Income (in each case of or by the Borrower and its Subsidiaries for such measurement period), and (iii) the sum of all non-recurring reimbursement and termination payments including (without limitation) all A-10 Contract Reimbursement Payments, Contract Termination Payments and A-10 2015 REA Payments.

“Funded Debt”: means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (excluding the PPP Loan other than any portion thereof determined by the PPP Lender or the US Small Business Administration to not be subject to forgiveness), (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property of services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guaranty Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation of limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venture, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Interest Payment Date”: (a) as to any Base Rate Revolving Loan, the first Business Day of each April, July, October and January, (b) as to any Base Rate Term Loan, the first Business Day of each month, (c) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (d) as to any Eurodollar Loan having an Interest Period longer than three (3) months, (i) each day which is three (3) months after the first day of such Interest Period and (ii) the last day of such Interest Period, and (e) as to each Loan, the Maturity Date of such Loan.

“Law” or “Laws”: shall mean Legal Requirement or Legal Requirements, as the case may be.

“LIBOR Rate”: with respect to any Eurodollar Loan for any Interest Period applicable thereto, the greater of (i) the rate per annum (rounded upward, if necessary, to the nearest 1/16 of one percent) equal to the composite London Interbank Offered Rate which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such Interest Period (or if not reported thereon, then as determined by the Administrative Agent from another recognized source or interbank quotation); and (ii) one-half of one percent (1/2%). In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Administrative Agent, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage. “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D. If a Benchmark Transition Event occurs, LIBOR shall be modified in accordance with Section 3.17.

“Net Income”: for any measuring period, the net income (or deficit) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), determined on a consolidated basis in accordance with GAAP; provided that any non-cash extraordinary gains and losses in accordance with GAAP and the conversion of PPP Loan proceeds to income after forgiveness shall be excluded in determining Net Income.

“Revolving Credit Termination Date”: May 2, 2022.

“Term Loan Maturity Date”: May 2, 2022.

(b)      Section 1.1 of the Agreement (Defined Terms) is amended by adding the following new definitions, each to read as follows:

“2020 Effective Date”: shall mean the “Effective Date” defined in the Sixth Amendment and Waiver to Amended and Restated Credit Agreement among the Agent, Lenders, Borrower and Guarantors.

“Administrative Questionnaire”: means an administrative questionnaire in substantially the form reasonably approved by the Administrative Agent.

“Benchmark Transition Event”: shall have the meaning set forth in Section 3.17.

“CARES Act”: means the Coronavirus Aid, Relief and Economic Security Act (H.R. 748), as same may be amended from time to time.

“Lending Office”: means, with respect to any Lender, the office of such Lender maintaining such Lender’s Loans.

“Maturity Date”: means, as the case may be, the Revolving Credit Termination Date and the Term Loan Maturity Date.

“PPP Loan”: means an unsecured “paycheck protection program” loan to Borrower in the principal amount of up to $4,795,000.00 obtained under the CARES Act.

“Securitization Transaction”: means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

(c)         Section 2.5 of the Agreement (Term Commitment) is amended by deleting same and substituting the following therefor:

“2.5       Term Commitment. Subject to the terms and conditions hereof, pursuant to Section 2.6 below, each Term Lender severally (but not jointly) agrees to make the Term Loan (defined below) to the Borrower on the 2020 Effective Date in an amount not to exceed in the aggregate the amount of the Term Commitment of each Term Lender. On the 2020 Effective Date, Borrower shall refinance the outstanding principal balance of the prior term loan under this Agreement and increase such principal amount by $6,000,000.00.”

(d)         Section 2.6 of the Agreement (Term Loan Borrowing) is amended by deleting same and substituting the following therefor:

“2.6       Term Loan Borrowing. Subject to the terms and conditions hereof, upon receipt by the Administrative Agent of the proceeds of the Term Loan, each Term Lender severally agrees to make available to the Borrower (through the Administrative Agent) on the 2020 Effective Date its Term Loan Percentage of term loans in the aggregate principal amount as set forth on Schedule I (the “Term Loan”). The Term Loan shall be evidenced by a Term Note of the Borrower payable to each Term Lender. Each Term Note shall be dated the Closing Date and shall mature on the applicable Term Loan Maturity Date at which time the entire outstanding principal balance and all interest thereon shall be due and payable. The Term Loan shall bear interest at a rate per annum equal to the applicable Eurodollar Rate for the applicable Interest Period or the Base Rate or combinations thereof provided that each Eurodollar Term Loan shall be in an amount of $3,000,000.00 or a whole multiple of $500,000.00 in excess thereof pursuant to notices delivered to Administrative Agent in the form of a Notice of Transaction in accordance with Section 3.2. Interest shall be payable in arrears on the Interest Payment Date in accordance with Section 3.1 hereof. The number of Term Loans outstanding at any one time shall be limited pursuant to Section 3.3 hereof. Prepayments shall be subject to Section 3.4 hereof. Each Term Note shall be entitled to the benefits and subject to the provisions of this Agreement.”

(e)       Section 2.7 of the Agreement (Repayment of Term Loan) is amended by deleting same and substituting the following therefor:

“2.7     Repayment of Term Loan. The principal balance of the Term Loan shall be payable to the Administrative Agent for the account of each Term Lender (in accordance with each Term Lender’s respective Term Loan Percentage) in consecutive monthly installments of principal, in the principal amounts set forth on the table below, such payments commencing on May 1, 2016 with each succeeding installment being due on the first Business Day of each month thereafter until May 1, 2022 with a final payment due on the applicable Term Loan Maturity Date in an amount equal to the then outstanding principal balance of the Term Loan. Notwithstanding the foregoing, upon Borrower’s receipt of a Contract Termination Payment (if any), a A-10 2015 REA Payment or Net Offering Proceeds, Borrower shall then either (1) prepay the Term Loan (which in the case of Eurodollar Term Loans shall be on the last day of the current Interest Period) in the principal amount equal to the applicable Designated Amount plus all accrued and unpaid interest through the date of prepayment, or (2) at Borrower’s request (subject to Agent’s approval), deposit into a bank account held by and pledged (as additional collateral for the Loans and any related interest rate swap obligations, if applicable) to the Agent on behalf of the Term Lenders, on terms and documentation satisfactory to the Agent and its counsel, an amount equal to the applicable Designated Amount. Each Term Lender shall receive its Term Loan Percentage of each installment of principal paid under the Term Loan.

First Business Day	Principal Amortization
Month and Year	Amount per Month
May 2016 – April 2017	$41,667.67
May 2017 – April 2018	$125,000.00
May 2018 – August 2018	$166,666.67
September 2018 – June 2021	$175,000.00
July 2021-Maturity	$200,000.00	”

(f)        Section 3.1(c) of the Agreement is amended by deleting same and substituting the following therefor:

“(c)      If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest for each day after the due date until such amount is paid in full at a rate per annum equal to (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 3% per annum or (y) in the case of any such overdue interest, fee or other amount, the rate described in paragraph (b) of this Section plus 3% per annum. If any Event of Default described in Sections 8.1(c) (with respect to Section 7.1 only), (f), (h) or (j) shall occur and be continuing, and the Required Lenders shall give notice to the Borrower that this sentence shall apply, then, until such Event of Default shall be cured or waived or such notice shall be withdrawn, the outstanding principal amount of all Loans shall bear interest at 3% per annum above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 3.1 (other than the first sentence of this paragraph (c)).”

(g)        Section 3.1(i) of the Agreement is amended by deleting same and substituting the following therefor:

“(i)        The Designated Account and the funds on deposit therein shall be subject to the Collateral Agent's right of setoff, Collateral Agent's lien and other rights for the benefit of the Lenders as the Collateral Agent has in and to deposit accounts maintained therein. Nothing contained herein shall be deemed to be a waiver of any rights or remedies the Collateral Agent may have against the Borrower or any funds of the Borrower on deposit at the Collateral Agent. No failure of the Collateral Agent to require, and no delay by the Collateral Agent in requiring, the Borrower to comply with any requirement of this Agreement shall constitute a waiver of compliance with any requirement of this Agreement. No failure of the Collateral Agent to exercise, and no delay by the Collateral Agent in exercising, any right or any remedy, whether under this Agreement, at law or otherwise shall constitute a waiver of any such right or remedy. Any waiver by the Collateral Agent of compliance with a requirement of this Agreement, or of any right or any remedy, shall be effective only if in a writing signed by the Collateral Agent, and shall be limited to the specific instance for which such waiver was granted and shall not constitute a waiver of such compliance, right or remedy in the future or of compliance with any other requirement, or of any other right or remedy, whether under this Agreement or otherwise.”

(h)         Section 3.3 of the Agreement (Minimum Amounts; Maximum Number of Loans) is amended by deleting same and substituting the following therefor:

“3.3       Minimum Amounts; Maximum Number of Loans. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto: (a) for the Revolving Credit Loans (i) not more than six (6) Interest Periods shall be outstanding at any time and (ii) the aggregate principal amount of the Eurodollar Loans comprising each Interest Period shall be equal to $1,000,000 or an integral multiple of $500,000 in excess thereof; and (b) for the Term Loans (i) not more than four (4) Interest Periods shall be outstanding at any time and (ii) the aggregate principal amount of the Eurodollar Loans comprising each Interest Period shall be equal to $500,000 or an integral multiple of $100,000 in excess thereof.”

(i)          Section 3.4(i) of the Agreement is amended by deleting same and substituting the following therefor:

“(i)        If the Borrower consummates a public offering of its stock and (1) raises $7,000,000 or more (such public offering being an “Offering”), and (2) after giving effect to the receipt of the net proceeds (excluding reasonable costs actually incurred in connection therewith) of such public offering (“Net Offering Proceeds”), Borrower shall then promptly utilize an amount equal to 25% of Borrower’s Net Offering Proceeds to pay down (or in the case of the Term Loan, cash secure with Agent’s approval in accordance with Section 2.7) $1,200,000.00 towards the balloon payment of the Term Loan, with the remaining balance of such portion of the Net Offering Proceeds to pay down the outstanding Revolving Credit Loans.”

(j)           Section 3.5(a) of the Agreement is amended by deleting same and substituting the following therefor:

“(a)        The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Credit Commitment Percentage, a commitment fee equal to the Commitment Fee set forth in the Applicable Margin definition times the actual daily amount by which the Aggregate Revolving Credit Commitment exceeds the Aggregate Revolving Credit Outstanding. The commitment fee shall accrue at all times during the relevant period that the Revolving Credit Commitments are outstanding including at any time during which one or more of the conditions in Section 5 (inclusive) is not met, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Closing Date and on the last day of the Revolving Credit Commitment Period.”

(k)          Section 3.7 of the Agreement (Inability to Determine Interest Rate) is amended by deleting same and substituting the following therefor:

“3.7        Inability to Determine Interest Rate. If prior to the first day of any Interest Period, subject to Section 3.17 (Effect of Benchmark Transition Event):

(a)          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)          the Administrative Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans in U.S. Dollars, (ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (iii) any outstanding Eurodollar Loans shall be converted on the last day of such Interest Period to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.”

(l)           Section 3.9 of the Agreement (Illegality) is amended by deleting same and substituting the following therefor:

“3.9        Illegality. Notwithstanding any other provision herein, subject to Section 3.17 (Effect of Benchmark Transition Event), if the adoption of or any change in any Legal Requirement or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled until such time as it shall no longer be unlawful for such Lender to make or maintain the affected Loans and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as may be required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.”

(m)         Section 3.10(a) of the Agreement is amended by deleting same and substituting the following therefor:

“(a)        In the event that any Benchmark Transition Event occurs or the adoption of or any change in any Legal Requirement (or in the interpretation or application thereof) or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:”

(n)          The definition of “Change in Law” in Section 3.10(b) of the Agreement is amended by deleting same and substituting the following therefor:

“Change in Law” means the occurrence, after the date of this Agreement, of any Benchmark Transition Event, or the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.”

(o)          Section 3.13 of the Agreement (Use of Proceeds) is amended by deleting same and substituting the following therefor:

“3.13       Use of Proceeds. The proceeds of the Loans shall be used to fund the refinancing of existing revolving and term indebtedness payable to the Lenders, pay fees, commissions and expenses in connection therewith, to fund Permitted Acquisitions in accordance with the provisions hereof and for the general working capital and general corporate purposes of the Borrower and its Subsidiaries.”

(p)          Section 3.14(a) is amended by deleting same and substituting the following therefor:

“(a) Each Lender agrees that if it makes any demand for payment under Section 3.10 or 3.12, or if any adoption or change of the type described in Section 3.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if such designation or assignment would reduce or obviate the need for the Borrower to make payments under Section 3.10 or 3.12, or would eliminate or reduce the effect of any adoption or change described in Section 3.9.”

(q)          A new section, Section 3.17, is hereby added to the Agreement as follows:

“3.17      Effect of Benchmark Transition Event

(a)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR Rate with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b)         Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d)         Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Loan of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Base Rate Loans.

(e)         Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, (i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR Rate:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR Rate permanently or indefinitely ceases to provide LIBOR Rate; or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR Rate:

(1)        a public statement or publication of information by or on behalf of the administrator of LIBOR Rate announcing that such administrator has ceased or will cease to provide LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR Rate;

(2)        a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR Rate, a resolution authority with jurisdiction over the administrator for LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR Rate, which states that the administrator of LIBOR Rate has ceased or will cease to provide LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR Rate; or

(3)         a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR Rate announcing that LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR Rate and solely to the extent that LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced LIBOR Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Early Opt-in Election” means the occurrence of:

(1)         (i) (a) a determination by the Administrative Agent or (b) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR Rate; or

(ii) (a) a determination by the Administrative Agent or (b) a notification by the Required Lenders to the Administrative Agent (with copy to the Borrower) that the existing interbank offered rate benchmark set forth in any non-speculative interest rate swap contract related to the Loan Documents has been amended pursuant to a final protocol published by, or other amendment promulgated by, the International Swaps and Derivatives Association, Inc. ("ISDA") to facilitate the replacement of such interbank offered rate benchmark or if any non-speculative interest rate swap contract related to the Loan Documents is entered into after the Closing Date and is subject to ISDA definitions amended after the Closing Date that reflect a replacement of the interbank offered rate benchmark used in this Agreement on the Closing Date; and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(f)   Conflicting Fallback Language: Notwithstanding anything contained herein to the contrary, if the terms of this Section conflict with (or result in a different Benchmark Replacement than pursuant to) the IBOR fallback terms published by the International Swaps and Derivatives Associations, Inc. (“ISDA”) as supplements to the 2006 ISDA definitions (“ISDA Supplements”), then the ISDA Supplements (and the resulting Benchmark Replacement pursuant thereto) will govern and control over said terms of this Section (as if the Borrower and the Lender had adhered to the related protocol published by ISDA).”

(r)            Section 4.6 of the Agreement is amended by deleting same and substituting the following therefor:

Section 4.6    No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Loan Parties, threatened by or against any Loan Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents and the other transactions contemplated hereby or thereby, or (b) which could, if adversely determined, reasonably be expected to have a Material Adverse Effect.

(s)           A new section, Section 5.3, is hereby added to the Agreement as follows:

“5.3       Additional Conditions to Term Loan. Compliance with all conditions precedent set forth in the Sixth Amendment and Waiver Amended and Restated Credit Agreement among Agent, Lenders, Borrower and Guarantors.”

(t)          Section 6.1(a) of the Agreement is amended by deleting same and substituting the following therefor:

“(a)       As soon as available, but in any event, within ninety (90) days after the end of each fiscal year, or, if earlier, within fifteen (15) days after the date (without extension) required to be filed with the SEC (except for the fiscal year ended 12/31/19, which statements shall be delivered within five (5) Business Days of the 2020 Effective Date) audited consolidated financial statements of Borrower and its Subsidiaries as of the end of such year, fairly presenting Borrower's and its Subsidiaries' financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period of Borrower's immediately preceding fiscal year, and which shall be prepared by Borrower in accordance with GAAP consistently applied and audited by independent certified public accountants (the “Auditors”) reasonably satisfactory to the Administrative Agent; such statements shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Administrative Agent and the Lenders hereby accept Cohn Reznick LLP, CPAs as the Borrower’s Auditors. At the same time, Borrower shall deliver to each Lender a covenant compliance certificate certifying that there are no defaults to the Loan Documents in the form of Exhibit F attached hereto and made a part hereof and otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by a Financial Officer of Borrower. All such financial statements and other documents delivered to each Lender are to be certified as accurate by a Financial Officer of Borrower.”

(u)         Section 6.1(b) of the Agreement is amended by deleting same and substituting the following therefor:

“(b)         Within forty-five (45) days of each first, second and third fiscal quarter of each fiscal year, or if earlier, within five (5) days after the date (without extension) required to be filed with the SEC (except for the fiscal quarters ended 3/31/20, 6/30/20 and 9/30/20, which quarterly statements shall be delivered by September 30, 2020 (first quarter), November 15, 2020 (second quarter) and December 31, 2020 (third quarter)) consolidated financial statements of Borrower and its Subsidiaries as of the end of such period, fairly presenting Borrower's and its Subsidiaries' financial position. At the same time, the Borrower shall deliver to the each Lender a covenant compliance certificate certifying that there are no defaults to the Loan Documents in the form of Exhibit F attached hereto and made a part hereof and otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by a Financial Officer of Borrower. All such reports shall be in such detail as the Administrative Agent shall request and shall be prepared in accordance with GAAP consistently applied and shall be signed and certified to be correct by the Financial Officer of Borrower.”

(v)           Section 7.1(a) of the Agreement (Minimum Debt Service Coverage Ratio) is amended by deleting same and substituting the following therefor:

“(a)         Minimum Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio of the Borrower at the end of each fiscal quarter for the DSCR Period (defined below) then ended to be less than the corresponding ratio set forth below. “Debt Service Coverage Ratio” shall mean (i) the sum of EBITDA plus amortization of stock compensation expense, minus Restricted Payments minus unfinanced Capital Expenditures, divided by (ii) the sum of scheduled principal and Financing Lease payments plus Interest Expense; in each case as determined in accordance with GAAP consistently applied. “DSCR Period” shall mean (y) for the fiscal periods ended 9/30/20 and 12/31/20, the fiscal quarter then ended; and (z) for all other fiscal periods, the trailing four quarter period then ended.

Quarter End	Minimum DSCR
Closing-12/31/17	1.5 to 1.0
3/31/18-6/30/20	N/A
9/30/20-12/31/20	1.5 to 1.0
3/31/21 and thereafter	1.25 to 1.0”

(w)         Section 7.1(b) of the Agreement (Maximum Leverage Ratio) is amended by deleting same and substituting the following therefor:

“(b)          Maximum Leverage Ratio. Permit the Leverage Ratio of the Borrower at the end of each fiscal quarter for the trailing four quarter period then ended to be more than the corresponding ratio set forth below (subject to adjustment pursuant to Section 3.4(i)); “Leverage Ratio” shall mean Funded Debt, divided by EBITDA:

Fiscal Quarter End	Leverage Ratio	Post Offering Leverage Ratio
6/30/16 and 9/30/16	3.5 to 1.0	N/A
12/31/16 thru 12/31/17	3.0 to 1.0	N/A
3/31/18-12/31/20	N/A	N/A
3/31/21 and thereafter	4.0 to 1.0	4.0 to 1.0”

(x)           Section 7.1(c) of the Agreement (Minimum Net Income) is amended by deleting same and substituting the following therefor:

“(c)         Minimum Net Income. Permit, as of the end of each fiscal quarter commencing 9/30/20, the amount of the Borrower’s net income after taxes to be less than $1.”

(y)           Section 7.1(d) of the Agreement (Minimum EBITDA) is amended by deleting same and substituting the following therefor:

“(d)         Minimum EBITDA. Permit the sum of Borrower’s EBITDA minus any A10 2015 REA Payment received at the end of each fiscal quarter for the fiscal quarter then-ended to be less than the following:

Fiscal Quarter End	Amount:
6/30/16	$2,100,000
9/30/16	$2,400,000
12/31/16	$2,600,000
3/31/17	$2,400,000
6/30/17	$1,800,000
9/30/17	$2,000,000
12/31/17	$2,300,000
3/31/18 – 6/30/20	N/A
9/30/20 and thereafter	$1,000,000	”

(z)            A new section, Section 7.1(e) is added to Section 7.1 of the Agreement as follows:

“(e)          Minimum Liquidity. Maintain at all times a minimum amount of $3,000,000 in either unrestricted, unencumbered cash (to be maintained in an account with Collateral Agent) and/or Revolving Credit availability (or any combination thereof).”

(aa)          A new section, Section 7.2(h), is added to Section 7.2 of the Agreement as follows:

“(h) Indebtedness of the Borrower or any Subsidiary under any PPP Loan, provided that (i) Borrower or Subsidiary shall comply with and observe all of the terms, conditions and provisions of such PPP Loan; (ii) the proceeds of the PPP Loan shall be used only for the purposes permitted under Section 1102 of the CARES Act; and (iii) Borrower or Subsidiary shall comply with Section 1106 of the CARES Act to obtain loan forgiveness to the extent provided thereunder.”

(bb)         Section 8.1(c) of the Agreement is amended by deleting same and substituting the following therefor:

“(c)          The Borrower or any other Loan Party shall default in the observance or performance of any covenant contained in Article VII, Section 6.1, Section 6.2 or Section 6.7(a) (to the extent relating to notice of an Event of Default) hereof or in any negative covenant contained in any Security Document to which it is a party.”

(cc)           Section 9.10 of the Agreement is amended by deleting same and substituting the following therefor:

“9.10        Secured Cash Management Agreements and Secured Swap Contracts. Except as otherwise expressly set forth herein, no Cash Management Bank or Swap Provider that obtains the benefit of the provisions of Sections 8.3 or 9.7, or any Collateral by virtue of the provisions hereof or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Swap Contracts except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Swap Contracts in the case of a Termination Date.”

(dd)       Section 10.1(b) of the Agreement is amended by deleting same and substituting the following therefor:

“(b)       If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” or the consent of the Required Lenders, and the consent of necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 10.6(b)(i)(A), and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.6, 3.7, 3.8 and 3.9.”

(ee)       Section 10.2 of the Agreement (Notices) is amended and by deleting same and substituting the following therefor:

10.2       Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified in writing by the respective parties hereto:

The Borrower:	CPI Aerostructures, Inc.
91 Heartland Boulevard
Edgewood, New York 11717
Attn: Chief Financial Officer

with a copy to:	Graubard Miller
405 Lexington Avenue
New York, New York 10174
Attn: David A. Miller, Esq.
The Administrative Agent and
the Collateral Agent and the
Swap Provider:	BankUnited, N.A.
445 Broadhollow Road
Melville, New York 11747
Attn: Ms. Christine Gerula
Senior Vice President

with a copy to:	Certilman Balin Adler & Hyman LLP
90 Merrick Avenue
East Meadow, New York 11554
Attn: Kenneth A. Hoffmann, Esq.

provided that any notice, request or demand to or upon any Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.8 or 3.2 shall not be effective until received.

(ff)          Section 10.7(a) of the Agreement is amended by deleting same and substituting the following therefor:

“(a)         If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans owing to it by the Borrower, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (g) of Section 8.1 or otherwise, except for payments pursuant to the operation of Sections 3.14(b) or 10.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it by the Borrower or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan owing to it by the Borrower or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.”

(gg)            Schedule I of the Agreement is hereby amended by deleting same and substituting the attached Schedule I therefor.

(hh)            Schedule 4.6 of the Agreement is hereby amended by deleting same and substituting the attached Schedule 4.6 therefor.

(ii)            Schedule 4.18 of the Agreement is hereby amended by deleting same and substituting the attached Schedule 4.18 therefor.

(jj)            Schedule 7.2 of the Agreement is hereby amended by deleting same and substituting the attached Schedule 7.2 therefor.

(kk)          Schedule 7.3 of the Agreement is hereby amended by deleting same and substituting the attached Schedule 7.3 therefor.

(ll)            Exhibit A-1 is hereby amended by deleting same and substituting the attached Exhibit A-1 therefor.

(mm)        Exhibit A-2 is hereby amended by deleting same and substituting the attached Exhibit A-2 therefor.

(nn)         Except as amended herein, all other provisions of the Agreement and the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

3.             Each Lender and the Borrower agree that as of August 17, 2020 and prior to the Effective Date (defined below), the aggregate outstanding principal amount of: (a) the Revolving Credit Loans as evidenced by Revolving Credit Notes is $26,738,684.58, and (b) the Term Loan as evidenced by the corresponding Term Notes is $1,933,333.32.

4.             The Borrower hereby represents and warrants to each Lender after giving effect to this Amendment that:

(a)           Each and every of the representations and warranties set forth in the Agreement is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety; provided, however, that (i) the September 30, 2015 date in Section 4.1 shall be deemed to be December 31, 2019, (ii) the September 30, 2015 date in Section 4.2 shall be June 30, 2020 and (iii) with respect to the representation in Section 4.2, the Restatement is an event which has or which has had or would reasonably be expected to have a Material Adverse Effect.

(b)           No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect hereto.

(c)           There are no defenses or offsets to the Borrower’s obligations under the Agreement, the Notes or the Loan Documents or any of the other agreements in favor of the Lender referred to in the Agreement.

(d)           The WHEREAS clauses set forth hereinabove are true and correct.

5.             Non-compliance by the Borrower with the following covenant(s), for the following fiscal period(s) ended on the date(s) set forth below, is hereby waived by the Agent and each Lender, solely to the extent and subject to the facts and terms and for the period(s) set forth below:

(a)       Section 6.1(a) of the Credit Agreement: Borrower’s late submission of its annual financial statement and non-compliance with this Section is waived to the extent that Borrower timely complies with Section 6.1(a) as amended herein.

(b)       Section 6.1(b) of the Credit Agreement: Borrower’s late submission of its quarterly financial statements and non-compliance with this Section is waived to the extent that Borrower timely complies with Section 6.1(b) as amended herein.

(c)       Sections 6.1(a) and 6.1(b) of the Credit Agreement: The late and inaccurate quarterly and annual financial statements for 2018 and 2019 required to be delivered under Sections 6.1(a) and 6.1(b) which are subject to the Restatement are waived, provided the Agent receives such statements upon Restatement by the dates set forth in Section 6.1(a) and 6.1(b) (each as amended herein) respectively.

(d)       Section 7.1(a) of the Credit Agreement Minimum Debt Service Coverage Ratio: Borrower’s non-compliance with this Section is waived for each fiscal quarter ended during the period from 3/31/18-12/31/19.

(e)       Section 7.1(b) of the Credit Agreement Maximum Leverage Ratio: Borrower’s non-compliance with this Section is waived for each quarter ended during the period from 3/31/18-12/31/19.

(f)        Section 7.1(c) of the Credit Agreement Minimum Net Income: Borrower’s non-compliance with this Section is waived for each quarter ended during the period from 3/31/18-12/31/19.

(g)       Section 7.1(d) of the Credit Agreement Minimum EBITDA: Borrower’s non-compliance with this Section is waived for each fiscal quarter ended during the period from 3/31/18-12/31/19.

(h)       Section 7.2 of the Credit Agreement Limitation on Indebtedness: Borrower’s incurrence of the PPP Loan is hereby consented to and Borrower’s non-compliance with this Section in respect of the incurrence of the PPP Loan is hereby waived provided Borrower complies with Section 7.2 as amended herein.

6.             It is expressly understood and agreed that the financial covenants set forth in Section 7.1 (inclusive) are not being tested by the Administrative Agent and the Lenders for the fiscal periods ended 3/31/20 and 6/30/20.

7.             It is expressly understood and agreed that all collateral security for the Loans and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans, obligations and other extensions of credit provided in the Agreement (as herein amended) and the Loan Documents. Without limiting the generality of the foregoing, the Borrower hereby absolutely and unconditionally confirms that each Loan Document, document and instrument executed by the Borrower pursuant to the Agreement continues in full force and effect, is ratified and confirmed and is and shall continue to be applicable to the Agreement (as herein amended).

8.             The amendments and waivers set forth herein are limited precisely as written, based on the facts specified, for the periods stated and shall not be deemed to (a) be a consent to or a waiver of, or future waiver of any further violation or non-compliance with any of the indicated covenants or any other term or condition of the Agreement, the Loan Documents or any of the documents referred to therein, or (b) prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Agreement, the Loan Documents or any documents referred to therein. Whenever the Agreement is referred to in the Amendment, the Loan Documents or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

9.             The Borrower agrees to pay on demand, and the Agent may charge any deposit or loan account(s) of the Borrower, all expenses (including reasonable attorney’s fees) incurred by the Lender in connection with the negotiation and preparation of the Agreement as amended hereby.

10.           This Amendment shall become effective on such date as all of the following conditions shall be satisfied retroactive to the date hereof (the “Effective Date”):

(a)          Loan Documents. The Administrative Agent shall have received four (4) original counterparts of this Amendment (inclusive of all exhibits, and attachments), executed and delivered by a duly authorized officer of the Borrower and the Guarantors, with a counterpart or a conformed copy for each Lender, together with an executed original of the Amended and Restated Term Note and the Amended and Restated Revolving Credit Note in favor of each Lender.

(b)          Loan Conversion. As of the Effective Date, Borrower shall have (i) converted $6,000,000 of outstanding indebtedness under the Revolving Credit Commitment to be added to the existing Term Commitment, (ii) permanently reduced the Aggregate Revolving Credit Maximum Amount by such $6,000,000 amount and (iii) consolidated such $6,000,000 amount with the outstanding principal amount under the existing Term Notes to form new, consolidated, restated, and increased Term Notes for such amount without novation, such increase to be allocated between the Lenders in proportion to their respective Term Commitments. The Administrative Agent and the Lenders waive the requirement under Section 2.4 of the Credit Agreement of prior notice of such reduction.

(c)          Effective Date Certificate. The Administrative Agent shall have received, with a copy for each Lender, a certificate of each of the Borrower and the other Loan Parties, dated the Effective Date, substantially in the form of Exhibit E to the Agreement, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, executed by the President (or other authorized officer) of the Borrower or the relevant Loan Party, as applicable.

(d)          Corporate Proceedings of the Borrower and the Guarantors. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower and the Guarantors authorizing the execution, delivery and performance of this Amendment, certified by the Secretary or an Assistant Secretary as of the Effective Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e)          Officers’ Certificate of the Borrower. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower dated as of the Effective Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(f)           Officers’ Certificate of Guarantors. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Guarantor, dated the Effective Date, as to the incumbency and signature of the officers of such Guarantor, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Guarantor.

(g)          Fees. The Lenders shall have received the amendment fee due to Lenders (pro rata) in the aggregate amount of $80,000.00 together with all invoiced fees, costs, expenses and compensation required to be paid on the Effective Date (including any fees payable under this Amendment, any fee letter with the Lenders, any fee letter with the Agent and the reasonable fees, disbursements and other charges of legal counsel to the Arranger, the Agent and the Lenders and expenses of appraisers, consultants and other advisors to the Arranger, the Agent and the Lenders and who have been approved by the Borrower).

(h)          Legal Opinion. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Graubard Miller, counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit E to the Agreement and otherwise acceptable to Administrative Agent.

(i)           Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 or UCC-3 as necessary or, in the opinion of the Administrative Agent, desirable to perfect or continue the Liens created by the Security Documents shall have been completed or shall continue to be in full force and effect.

(j)           Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent of the Uniform Commercial Code filings which may have been filed with respect to personal property of each Loan Party and each patent, trademark or copyright recorded with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and such search shall reveal no material liens on any of the assets of such Loan Party except for liens created by the Security Documents or Liens permitted by the Loan Documents.

(k)          Consents, Licenses and Approvals. All governmental and material third party approvals necessary in connection with the execution, delivery and performance of the Loan Documents shall have been obtained and be in full force and effect or shall continue to be in full force and effect.

(l)           Litigation. Except as set forth on Schedule 4.6 of the Agreement as amended hereby, there shall be no litigation or administrative proceeding or proposed or pending regulatory changes in law or regulations applicable to the Borrower or its Subsidiaries, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the execution, delivery and performance of the Loan Documents and the Borrowings hereunder.

(m)         Indebtedness. As of the Effective Date, the Borrower and its Subsidiaries shall not have outstanding Indebtedness for borrowed money or preferred stock other than (i) Indebtedness under the Loan Documents, (ii) Indebtedness permitted under the Agreement, and (iii) Indebtedness as set forth on Schedule 7.2.

(n)          Proforma Financial Statement. Prior to the Effective Date, the Administrative Agent shall have received a proforma draft of the financial information required under Section 6.1(a) of the Agreement for the fiscal year ended 12/31/19, which shall be identical to the statement filed with the SEC promptly after the date of this Amendment, and which shall be satisfactory in all respects to the Administrative Agent.

(o)          Documentation. The Lenders have received such other legal opinions, corporate documents and other instruments and/or certificates as they may reasonably request.

(p)          Material Adverse Effect. Since June 30, 2020, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect, except for the Restatements.

(q)          Execution by Lenders. The Amendment shall have been executed and delivered by each Lender hereunder.

11.           This Amendment is dated as of the date set forth in the first paragraph hereof and shall be effective (after satisfaction of the conditions set forth in paragraph 10 above) on the date of execution by the Agent and the Lenders, retroactive to such date.

12.           This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

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SIGNATURE PAGE

Sixth Amendment and Waiver to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

CPI AEROSTRUCTURES, INC.,
as Borrower

By:	/s/ Douglas McCrosson
Name: Douglas McCrosson
Title: Chief Executive Officer

BANKUNITED, N.A.,
as Arranger, Agent, and a Lender

By:	/s/ Christine Gerula
Name: Christine Gerula
Title: Senior Vice President

BANKUNITED, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Christine Gerula
Name: Christine Gerula
Title: Senior Vice President

BNB BANK,
as a Lender

By:	/s/ JoAnn Bello
Name: JoAnn Bello
Title: Senior Vice President

Each of the Guarantors indicated below hereby consent to this Amendment and acknowledge its continuing liability under its respective Guaranty with respect to the Agreement, as amended hereby, including (without limitation) the Loan Documents executed in connection with the Obligations, and all other documents, instruments and agreements executed pursuant thereto or in connection therewith, without offset, defense of counterclaim) any such offset, defense or counterclaim as may exist being hereby irrevocably waived by each Guarantor.

GUARANTORS:
WELDING METALLURGY, INC.

By:	/s/ Douglas McCrosson
Name: Douglas McCrosson
Title: Chief Executive Officer

COMPAC DEVELOPMENT
CORPORATION

By:	/s/ Douglas McCrosson
Name: Douglas McCrosson
Title: Chief Executive Officer

SCHEDULE I

Commitments

Lender		Revolving Credit Commitment (%)	Term Commitment (%)

1.	BankUnited, N.A.	$15,000,000	$4,958,333.32
	14817 Oak Lane	(62.5%)	(62.5%)
	Miami Lakes, FL 33016

2.	BNB Bank	$9,000,000	$2,975,000.00
	898 Veterans Memorial Highway	(37.5%)	(37.5%)
	Hauppauge, New York 11788

	Total:	$24,000,000	$7,933,333.32

EXHIBIT A-1

[Form of Term Note]

AMENDED AND RESTATED TERM NOTE

$_______________	_____________, 2020

FOR VALUE RECEIVED, on the applicable Term Loan Maturity Date (as defined in the Agreement), CPI AEROSTRUCTURES, INC., a New York corporation, having its principal place of business at 91 Heartland Boulevard, Edgewood, New York 11717 (“Borrower”), promises to pay to the order of _______________ or its registered assigns (“Bank”), at its offices located at _____________________, the aggregate unpaid principal amount of the Term Loan made by the Bank to the Borrower pursuant to Section 2.6 of the Agreement (as hereafter defined), payable in consecutive monthly principal installments, each in the amount set forth in Section 2.7 of the Agreement, such installments to be due and payable as set forth in Section 2.7 of the Agreement. The Borrower further promises to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding at the annual rate described in Section 2.6 of the Agreement. Interest shall be payable as provided in the Agreement. After the stated or accelerated maturity hereof, this Term Note shall bear interest at a rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under any applicable law.

The Borrower shall make payment to the Bank at the Bank’s address above or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, not later than 12:00 noon, New York City time on the date when due, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. The Borrower authorizes the Bank to charge its deposit account maintained at the Bank for any payment due under this Term Note on the due date thereof. Except as provided in the definition of “Interest Period” in the Agreement, if any payment on this Term Note becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable during such extension.

This Term Note is one of the Term Notes referred to in that certain Amended and Restated Credit Agreement, dated as of March 24, 2016, among the Borrower, the Lenders from time to time parties thereto and the Agent, as Administrative Agent and Collateral Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), is entitled to the benefits thereof, and is subject to prepayment and its maturity is subject to acceleration upon the terms contained in said Agreement. This Term Note is secured by the collateral described in the Agreement. All capitalized terms used in this Term Note and not defined herein shall have the meanings given them in the Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note may be declared to be immediately due and payable as provided in the Agreement.

If any action or proceeding be commenced to collect this Term Note or enforce any of its provisions, Borrower further agrees to pay all costs and expenses of such action or proceeding and attorneys' fees and expenses and further expressly waives any and every right to interpose any counterclaim in any such action or proceeding. Borrower hereby submits to the general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof, and agrees with Bank that personal jurisdiction over Borrower shall rest with courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof for purposes of any action on or related to this Term Note, the liabilities, or the enforcement of either or all of the same. Borrower hereby waives personal service by manual delivery and agrees that service of process may be made by post-paid certified mail directed to the Borrower at the Borrower's address set forth above or at such other address as may be designated in writing by the Borrower to Bank in accordance with Section 10.2 of the Agreement, and that upon mailing of such process such service be effective with the same effect as though personally served. Borrower hereby expressly waives any and every right to a trial by jury in any action on or related to this Term Note, the liabilities or the enforcement of either or all of the same.

This Term Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

Borrower and all endorsers and guarantors hereof waive presentment and demand for payment, notice of non-payment, protest, and notice of protest. This Term Note shall be construed in accordance with and governed by the laws of the State of New York.

[NO FURTHER TEXT ON THIS PAGE]

This Term Note (together with the other Term Notes) is being executed and delivered as an amendment and increase to and restatement of the outstanding indebtedness evidenced by those certain prior term notes by Borrower and payable to the Lenders (the “Existing Term Notes”). No Term Note shall constitute a cancellation or novation with respect to the indebtedness evidenced by any Existing Term Note. Such indebtedness (as heretofore evidenced by the Existing Term Notes and as hereafter evidenced by the Term Notes) shall continue without interruption in the lien or priority thereof. Subject to the foregoing provisions, the Term Notes amend, restate and supersede the Existing Term Notes in their entirety.

CPI AEROSTRUCTURES, INC.

By:
Name:
Title:

EXHIBIT A-2

[Form of Revolving Credit Note]

AMENDED AND RESTATED REVOLVING CREDIT NOTE

$_______________	_____________, 2020

CPI AEROSTRUCTURES, INC., a New York corporation (the “Borrower”), for value received, hereby promises to pay to the order of ____________________ or its registered assigns (the “Bank”) at the office of the Bank located at ______________ on the Revolving Credit Termination Date as such term is defined in the Amended and Restated Credit Agreement dated as of March 24, 2016, among the Borrower, the Lenders from time to time parties thereto and the Agent, as Administrative Agent and Collateral Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America and in immediately available funds the principal amount of _______________________________________________AND __/100 ($______________) DOLLARS or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower pursuant to Section 2.1 of the Agreement. The Borrower further promises to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding at an annual rate as selected by the Borrower pursuant to the terms of Section 2.1 of the Agreement. Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in the Agreement. All Loans made by the Bank pursuant to Section 2.1 of the Agreement and payments of the principal thereon may be endorsed by the holder of this Note on the schedule annexed hereto, to which the holder may add additional pages. The aggregate net unpaid amount of Revolving Credit Loans set forth in such schedule shall be presumed to be the principal balance hereof. After the stated or any accelerated maturity hereof, this Note shall bear interest at a rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law.

This Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof, is secured by the Collateral and may be prepaid, and is required to be prepaid, in whole or in part as provided in the Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.

This Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

This Revolving Credit Note (together with the other Revolving Credit Notes) is being executed and delivered as an amendment and reduction to and restatement of the outstanding indebtedness evidenced by those certain prior revolving credit notes by Borrower and payable to the Lenders (the “Existing RC Notes”). No Revolving Credit Note shall constitute a cancellation or novation with respect to the indebtedness evidenced by any Existing RC Note. Such indebtedness (as heretofore evidenced by the Existing RC Notes and as hereafter evidenced by the Revolving Credit Notes) shall continue without interruption in the lien or priority thereof. Subject to the foregoing provisions, the Revolving Credit Notes amend, restate and supersede the Existing RC Notes in their entirety.

CPI AEROSTRUCTURES, INC.

By:
Name:
Title: